3D-Pioneer Enters into a Partnership with Malta College of Arts, Science and Technology (MCAST)

London, UK. 3D Pioneer Systems, Inc. (OTCQB: DPSM) has announced, that it has entered into a Development Agreement with the prestigious Malta College of Arts, Science and Technology ("MCAST"). This partnership, will serve to kick start many future projects, beginning with the creation and marketing of an opening sequence video for the upcoming mobile gaming app being developed by Pioneer 3D specifically for children (code name "BAROON").
Under the terms of the partnership, 3D Pioneer will donate 3,000 Euro to the MCAST at the End of Year Exhibition at the end of June 2014, payable on delivery of the completed project.
Alexandros Tsingos, CEO of 3D Pioneer commented "I am delighted to partner with MCAST for the upcoming launch of BAROON. I am blown away by the quality of the students work and their drive to advance their skills. By doing this, our aim is to cultivate and strengthen the next generation of media artists, developers and entrepreneurs from MCAST, while harnessing their skills, vision and enthusiasm to drive the continued development of 3D Pioneer's innovative product line"."
The Company has created a web portal in order to  create and capture interest before the official launch visit www.baroontales.com to learn more.
Mr. Tsingos added "The mobile game Tangled Tut (http://finance.yahoo.com/news/3d-pioneer-systems-corp-adds-134500394.html) is an easy to play, addictive and repeatable game targeting a broad segment of gamers ranging in age from young teens through millennial's and Gen Xers.  With BAROON, our intent is to develop a skill-building game as entertaining and fun as possible to capitalize on the fast growing market of pre-teens who are spending more and more time on tablets and smartphones.
Kids Mobile Gaming Market Growing
According to the study Kids and Gaming 2013 published by The NPD Group (https://www.npd.com/wps/portal/npd/us/news/press-releases/kids-are-gaming-on-mobile-devices-almost-as-much-as-they-are-on-consoles-and-computers/), children are playing games nearly as much on mobile devices as they are through traditional consoles, play behavior for children ages 2-17 has shifted significantly since 2011.  More than half (53%) of mobile device users reported that they spent more time playing on these devices this year compared to last year. In addition, it found that children are starting to play games on mobile devices at a younger age than in prior years (age 8 in 2012 vs. age 9 in 2011). This starting age is expected to continue trending downward.
About Malta College of Arts, Science and Technology
Malta College of Arts, Science and Technology ("MCAST") is Malta's leading post-secondary Vocational Education and Training College. MCAST currently offers 156 vocational programs to over 6,000 full day students, as well as a number of part-time evening courses to around 3,500 young and adult learners MCAST currently comprises 10 Institutes, as follows: Agribusiness, Art & Design, Building & Construction Engineering, Maritime Studies, Information and Communication Technology, Business & Commerce, Community Services, Applied Science, Mechanical Engineering, Electrical and Electronics Engineering.

About 3D Pioneer
3D Pioneer Systems is a diversified technology company focused on delivering true plug and play 3d printers and printer applications that are designed to simplify the creative process and be accessible to a broad audience of consumers around the world. The company is also a marketer and developer of cutting edge mobile games and software applications that consumers can download on a variety of operating systems.
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